Exhibit 10.2
***Text Omitted and Filed Separately with the Securities and Exchange Commission.
Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION COPY

SETTLEMENT AGREEMENT

BY AND AMONG

ST. JUDE MEDICAL, INC.

AND

VOLCANO CORPORATION

AND

CERTAIN OF THEIR AFFILIATES

DATED AS OF AUGUST 7, 2014

Settlement, Release, License Agreement, and Covenants Not To Sue
This Settlement, Release, License Agreement, and Covenants Not To Sue (“Agreement”) is entered into as of the 7th day of August, 2014 (which shall be the “Effective Date,” as defined below), by and between St. Jude Medical, Inc., a corporation organized under the laws of the state of Minnesota, and its Affiliates St. Jude Medical, Cardiology Division, Inc., St. Jude Medical Systems AB, St. Jude Medical S.C., Inc., and LightLab Imaging, Inc., on one hand, and Volcano Corporation, a corporation organized under the laws of the state of Delaware, and its Affiliate Axsun Technologies, Inc., on the other hand.
R E C I T A L S
WHEREAS, SJM and certain of its Affiliates and Volcano and certain of its Affiliates are presently parties in the civil actions identified in Section 1.33;
WHEREAS, SJM and Volcano agree that it is in their mutual best interests to fully and finally resolve the Litigations and other disputes between the Parties and desire to achieve complete and lasting litigation peace with respect to the Litigations;
WHEREAS, as part of this Settlement, the Parties wish to grant certain releases to each other, to license the Patents-in-Suit to each other, and to grant certain covenants not to sue each other;
WHEREAS, the Parties wish that the benefits from the releases, licenses and covenants may be shared with their respective Affiliates to the extent set forth herein;
WHEREAS, the Parties wish to provide terms and conditions regarding the conditions under which the Parties and certain of their respective Affiliates may assign this Agreement or rights and obligations hereunder to third parties.
NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, and for good and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions
1.1    “Acquirer” means any person or entity (other than an Affiliate of the applicable Party) that acquires (a) substantially all of the assets of a Party, or (b) more than 50% of the outstanding securities of any class of voting securities of a Party or (if such Party is not the surviving corporation) the resulting company or such Party’s parent company, whether through any type of merger, consolidation, amalgamation, share exchange, business combination, recapitalization, tender offer, exchange offer, acquisition of securities, issuance of securities or other similar transaction. “Acquirer” Includes all Affiliates of the Acquirer immediately prior to the closing of any transaction referenced in clause (a) or (b) of this definition.
1.2    “Acquirer’s Legacy Patents” shall mean (a) any patent or utility model of an Acquirer, whether foreign or domestic, for which, prior to becoming an Acquirer, the right to enforce the patent, utility model, or the underlying application to the patent or utility model, was owned by the Acquirer, whether by assignment, exclusive license, or otherwise; (b) all ancestors of the patents referenced in clause (a) of this definition and all descendants of any patent or patent application to which any of the patents referenced in clause (a) of this definition claim priority; and (c) all patents issued and patent applications pending, past, present or future, that claim priority of any kind to the patents referenced in clause (a) or (b) of this definition, Including any continuations, continuations-in-part, divisionals, extensions, reissues, re-examinations, or post-grant reviews of those patents.
1.3    “Acquirer’s Legacy Products” shall mean any Product that, before becoming an Acquirer, the Acquirer (a) had already Used, or (b) had available to be Used. Such Products shall be deemed Acquirer’s Legacy Products, whether or not such Products are or have been combined or integrated with a Product of a Party or any of its Affiliates. Any later version or iteration of an Acquirer’s Legacy Product, whether or not it bears the same trade name, after the Acquirer became an Acquirer, shall also be deemed an Acquirer’s Legacy Product.
1.4    “Affiliate” of an entity means any person or entity that Controls or is Controlled by or is under common Control with that entity.
1.5    “Assign” means to assign or sell rights or to delegate obligations under Section 7.1. “Assignment” is an assignment or sale of rights or a delegation of obligations under Section 7.1. An “Assigning Party” is a Party or any of its Affiliates that makes an Assignment pursuant to Section 7.1. An “Assignee” is a person or entity to whom an Assignment is made pursuant to Section 7.1.
1.6    “Assignee’s Legacy Products” shall mean any Product that, before becoming an Assignee, the Assignee (a) has or had already Used, or (b) had available to be Used. Such Products shall be deemed Assignee’s Legacy Products, whether or not such Products are or have been combined or integrated with a Product of the applicable Assigning Party or any of its Affiliates. Any later version or iteration of an Assignee’s Legacy Product, whether or not it bears the same trade name, after the entity became an Assignee, shall also be deemed an Assignee’s Legacy Product.
1.7    “Axsun” shall mean Axsun Technologies, Inc.
1.8    “Axsun Acquirer” means any person or entity (other than an Affiliate of Volcano) that acquires (a) substantially all of the assets of Axsun or (b) more than 50% of the outstanding securities of any class of voting securities of Axsun or (if Axsun is not the surviving corporation) the resulting company or Axsun’s parent company, whether through any type of merger, consolidation, amalgamation, share exchange, business combination, recapitalization, tender offer, exchange offer, acquisition of securities, issuance of securities or other similar transaction.
1.9    “Axsun Rights and Obligations” shall mean Axsun’s rights and obligations, in each case as in effect immediately prior to the closing of the applicable Axsun Transaction, under Sections 5.1(c), 5.1(d), 5.2(b), 5.2(c) and 5.2(d) (each as modified or clarified by Sections 5.4-5.8), and Sections 2, 3, 6, 7, 8, 9, and 10.
1.10    “Axsun Transaction” shall mean any transaction in which an entity becomes an Axsun Acquirer.

1.11    “CE Mark Clearance” shall mean the mark or authority signifying clearance to sell a particular Product within the European Economic Area.
1.12    “Claimed Trade Secrets” shall mean: (a) all information that LightLab claims to be a trade secret that LightLab communicated to Axsun prior to January 7, 2009, Including alleged trade secret and/or confidential information referenced in any way whatsoever in any of the Litigations identified in Sections 1.33(d), 1.33(e), and 1.33(f); and (b) all information that Axsun claims to be a trade secret that Axsun communicated to LightLab prior to January 7, 2009, Including alleged trade secret and/or confidential information referenced in any way whatsoever in any of the Litigations identified in Sections 1.33(d), 1.33(e), and 1.33(f).
1.13    “CNTS” shall mean the covenants not to sue set forth in Sections 5.1 and 5.2.
1.14    “Control” shall mean direct or indirect ownership or control of (a) more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of the subject entity; (b) more than fifty percent (50%) of the ownership interest representing the right to make the decisions for the subject entity; or (c) any other ability to elect more than half of the board of directors or similar managing authority of the subject entity, whether by contract or otherwise.
1.15    “Current Affiliate” shall mean any Affiliate of St. Jude Medical, Inc. or Volcano Corporation on the Effective Date.
1.16    “Current Product” shall mean any Product: (a) that is Used anywhere in the world by St. Jude Medical, Inc. or Volcano Corporation or any of their Current Affiliates on or before the Effective Date; or (b) for which a Regulatory Application has been submitted to the relevant governmental agency or notified body by St. Jude Medical, Inc. or Volcano Corporation or any of their Current Affiliates on or before the Effective Date; or (c) that: (i) received clearance or approval on or before the Effective Date pursuant to a Regulatory Application, and (ii) is modified on or before the Effective Date, and (iii) does not require a Regulatory Application for the modification provided that St. Jude Medical, Inc. or Volcano Corporation or their applicable Current Affiliate has satisfied all regulatory requirements on or before the Effective Date so that the Product can be lawfully sold, Including, for example, where applicable, documentation pursuant to United States Food & Drug Administration 510(k) Memorandum #K97-1 issued January 10, 1997, 21 C.F.R. § 814.39, or 21 C.F.R. § 814.42. “Current Product” does not include any Product of a person or entity that is not St. Jude Medical, Inc. or Volcano Corporation or a Current Affiliate. “Current Product” also does not include Acquirer’s Legacy Products, Assignee’s Legacy Products, or Future Affiliate’s Legacy Products.
1.17    “Effective Date” shall mean August 7, 2014.
1.18    “Feature” shall mean any aspect or characteristic of a Product.
1.19    “Final Judgment” shall mean the Amended Final Judgment entered on February 10, 2011 in the Massachusetts Action, as affirmed by the Decision of the Commonwealth of Massachusetts Supreme Judicial Court, in its Decision issued on July 28, 2014 in Massachusetts Supreme Judicial Court No. 11374.

1.20    “Functional Measurement” shall mean sensing, deriving, receiving, calculating, or displaying either the value of blood pressure within a vessel or the value of blood flow within a vessel.
1.21    “Future Affiliate” shall mean any Affiliate of St. Jude Medical, Inc. or Volcano Corporation that becomes an Affiliate after the Effective Date.
1.22    “Future Affiliate’s Legacy Products” shall mean any Product that, prior to an entity becoming a Future Affiliate, that entity (a) has or had already Used, or (b) had available to be Used. Such Products shall be deemed Future Affiliate’s Legacy Products, whether or not such Products are or have been combined or integrated with a Product of a Party or any of its Affiliates. Any later version or iteration of a Future Affiliate’s Legacy Product, whether or not it bears the same trade name, after the entity becomes a Future Affiliate, shall also be deemed a Future Affiliate’s Legacy Product.
1.23    “Future Product” shall mean any Product in the field of Functional Measurement, Including a multi-modality system that incorporates Functional Measurement: (a) for which a Regulatory Application is submitted to the relevant governmental agency or notified body by St. Jude Medical, Inc. or Volcano Corporation or any of their Affiliates within two years after the Effective Date, or (b) that: (i) received clearance or approval before the Effective Date pursuant to a Regulatory Application, and (ii) is modified within two years after the Effective Date, and (iii) does not require a Regulatory Application for the modification provided that St. Jude Medical, Inc. or Volcano Corporation or their applicable Affiliate has satisfied all regulatory requirements within two years after the Effective Date so that the Product can be lawfully sold, Including, for example, where applicable, documentation pursuant to United States Food & Drug Administration 510(k) Memorandum #K97-1 issued January 10, 1997, 21 C.F.R. § 814.39, or 21 C.F.R. § 814.42. “Future Product” does not include Acquirer’s Legacy Products, Assignee’s Legacy Products, or Future Affiliate’s Legacy Products.
1.24    “Grandfathered Feature” shall mean a Feature that is or was in a Grandfathered-Product.
1.25    “Grandfathered-Product” shall mean a Current Product or a Future Product.
1.26    “iFR Products” shall mean Products that (a) measure pressure using analysis of less than one full cardiac cycle or (b) use hyperemic agent free lesion pressure analysis.
1.27    “Including” shall mean “including but not limited to” and “including without limitation.”
1.28    “IVUS Products” shall mean Products for intravascular ultrasound.
1.29    “LightLab” shall mean LightLab Imaging, Inc.
1.30    “LightLab Acquirer” means any person or entity (other than an Affiliate of SJM’s) that acquires (a) substantially all of the assets of LightLab or (b) more than 50% of the outstanding securities of any class of voting securities of LightLab or (if LightLab is not the surviving corporation) the resulting company or LightLab’s parent company, whether through any type of merger, consolidation, amalgamation, share exchange, business combination, recapitalization, tender offer, exchange offer, acquisition of securities, issuance of securities or other similar transaction.
1.31    “LightLab Rights and Obligations” shall mean LightLab’s rights and obligations, in each case as in effect immediately prior to the closing of the applicable LightLab Transaction, under Sections 5.1(b), 5.1(c), 5.1(d), 5.2(c) and 5.2(d) (each as modified or clarified by Sections 5.4-5.8), and Sections 2, 3, 6, 7, 8, 9, and 10.
1.32    “LightLab Transaction” shall mean any transaction in which an entity becomes a LightLab Acquirer.
1.33    “Litigations” shall mean, collectively, the actions (Including claims and counterclaims asserted therein) styled:
a)    St. Jude Medical, Cardiology Division, Inc., St. Jude Medical Systems AB, and St. Jude Medical S.C., Inc. v. Volcano Corporation, United States District Court for the District of Delaware C.A. No. 10-631-RGA;
b)    St. Jude Medical, Cardiology Division, Inc., St. Jude Medical Systems AB, and St. Jude Medical S.C., Inc. v. Volcano Corporation, United States District Court for the District of Delaware C.A. No. 12-441-RGA;
c)    Volcano Corporation v. St. Jude Medical, Cardiovascular and Ablation Technologies Division, Inc.; St. Jude Medical, Cardiology Division, Inc.; St. Jude Medical, U.S. Division; St. Jude Medical S.C., Inc.; and St. Jude Medical Systems AB, United States District Court for the District of Delaware C.A. No. 13-687-RGA, and United States Court of Appeals for the Federal Circuit, Appeal No. 2014-1376;
d)    LightLab Imaging, Inc. v. Axsun Technologies, Inc. and Volcano Corporation, Massachusetts Superior Court No. C.A. No. 09-0068-BLS1 (“Massachusetts Action”) and Massachusetts Supreme Judicial Court No. 11374 (“SJC Proceeding”);
e)    Axsun Technologies, Inc. and Volcano Corporation v. LightLab Imaging, Inc., Delaware Chancery Court C.A. No. 5250-CB;
f)    LightLab Imaging, Inc. v. Axsun Technologies, Inc. and Volcano Corporation, Delaware Chancery Court C.A. No. 6517-CB; and
g)    St. Jude Medical, Cardiology Division, Inc., v. Volcano Corporation, and Michelle K. Lee, Deputy Director, U.S. Patent and Trademark Office, United States Patent and Trademark Office – Patent Trial and Appeal Board, No. IPR2013-00258, and United States Court of Appeals for the Federal Circuit, Appeal No. 2014-1183.
1.34    “NDA” shall mean that certain Non-Disclosure Agreement between Axsun and LightLab dated July 11, 2014.
1.35    “OCT Products” shall mean Products for intravascular optical coherence tomography, intravascular optical frequency domain imaging, or optical fiber-based intravascular data collection, Including electromagnetic radiation sources such as lasers and other light sources, catheters, interferometers, lenses, optical assemblies, optical clocking mechanisms, software and software-based methods, rotary joints, control systems and methods and manufacturing methods, Including components of the foregoing.
1.36    “Party” shall mean either SJM or Volcano. “Parties” shall mean SJM and Volcano, collectively.
1.37    “Patents-in-Suit” shall mean shall mean the following U.S. patents: 5,178,159, 5,797,856, 5,938,624, 6,112,598, 6,167,763, 6,196,980, 6,248,083, 6,565,514, 6,976,965, 7,134,994, 8,419,647, and 8,419,648.
1.38    “PMDA Approval” shall mean a Ninsho approval or Shonin approval, as applicable, by the Japanese PMDA, signifying clearance to sell a particular Product within Japan.
1.39    “Product” shall mean any medical device, or any system, console, probe, apparatus, software, or service used with a medical device.
1.40    “Regulatory Application” shall mean an application for: (a) U.S. FDA Approval, (b) CE Mark Clearance, or (c) PMDA Approval.
1.41    “[***] Patents” shall mean the patents and patent applications [***] and any continuations or continuations-in-part to those patents and patent applications. The [***] Patents are listed on Exhibit E (and the Parties acknowledge and agree that patents or patent applications or continuations or continuations in part to those patents or patent applications listed on Exhibit E [***] shall not be deemed part of Exhibit E for any purposes of this Agreement).
1.42    “SJM” shall mean St. Jude Medical, Inc. and its Assignees under Section 7, Including any Acquirer of St. Jude Medical, Inc. that receives an Assignment of this Agreement under Section 7.1(c) (and any subsequent Acquirer of such Acquirer that receives an Assignment of this Agreement in accordance with Section 7.1). For purposes of clarity, as used in this Agreement, “St. Jude Medical, Inc.” does not include its Assignees.
1.43    “SJM Licensed Patents” shall mean (a) U.S. Patent Nos. 5,938,624, 6,112,598, 6,167,763, 6,196,980, 6,248,083, and 6,565,514; (b) all ancestors of the patents referenced in clause (a) of this definition and all descendants of any patent or patent application to which any of the patents referenced in clause (a) of this definition claim priority, whether foreign or domestic; and (c) all patents issued and patent applications pending, past, present or future, that claim priority of any kind to the patents referenced in clauses (a) or (b) of this definition, Including any continuations, continuations-in-part, divisionals, extensions, reissues, re-examinations, or post-grant reviews of those patents.
1.44    “SJM Patent” shall mean any past, present or future patent or utility model, issued in the United States or any foreign country, granted to SJM or any of its Affiliates, acquired by or assigned to SJM or any of its Affiliates, or under which SJM or any of its Affiliates have a right to sue, [***]. “SJM Patent” does not include any Acquirer’s Legacy Patents.

***Confidential Treatment Requested

1.45    “Supply Agreement” shall mean the “Axsun-LightLab Tunable Laser Development and Supply Agreement (First Amendment),” dated as of April 29, 2008, as modified to require the delivery of tunable lasers meeting the Version 6 Specification (as confirmed by paragraph 1 of the Declaratory Relief section of the Final Judgment).
1.46    “U.S. FDA Approval” shall mean a 510(k) clearance pursuant to 21 C.F.R. § 807.81(a)(3), or PMA approval, as applicable, by the United States Food and Drug Administration, signifying clearance or approval to sell a particular Product within the United States.
1.47    “Use” or “Used” shall mean manufacture, make, market, have made, use, import, offer for sale, export, sell, consign, lease, or loan. “Use” also includes practicing a method with a Product.
1.48    “Version 6 Specification” shall mean the laser specification that is attached to LightLab Purchase Order No. 209-1009, dated January 6, 2009.
1.49    “Volcano” shall mean Volcano Corporation and its Assignees under Section 7, Including any Acquirer of Volcano Corporation that receives an Assignment of this Agreement under Section 7.1(c) (and any subsequent Acquirer of such Acquirer that receives an Assignment of this Agreement in accordance with Section 7.1). For purposes of clarity, as used in this Agreement, “Volcano Corporation” does not include its Assignees.
1.50    “Volcano Effective Date Products” means the versions of the Products listed in Exhibit F that are sold by Volcano or its Affiliates as of the Effective Date.
1.51    “Volcano Licensed Patents” shall mean (a) U.S. Patent Nos. 5,178,159, 5,797,856, 6,976,965, 7,134,994, 8,419,647, and 8,419,648; (b) all ancestors of the patents referenced in clause (a) of this definition and all descendants of any patent or patent application to which any of the patents referenced in clause (a) of this definition claim priority, whether foreign or domestic; and (c) all patents issued and patent applications pending, past, present or future, that claim priority of any kind to one or more of the patents referenced in clauses (a) or (b) of this definition, Including any continuations, continuations-in-part, divisionals, extensions, reissues, re-examinations or post-grant reviews of any of those patents.
1.52    “Volcano Patent” shall mean any past, present or future patent or utility model, issued in the United States or any foreign country, granted to Volcano or any of its Affiliates, acquired by or assigned to Volcano or any of its Affiliates, or under which Volcano or any of its Affiliates have a right to sue. “Volcano Patent” does not include any Acquirer’s Legacy Patents.
1.53    “Wholly-Owned” shall mean, with respect to any Affiliate of either Party, such Party owns or controls, directly or indirectly, 100 percent (100%) of the outstanding shares or securities (other than directors’ qualifying shares or securities or shares or securities required to be held by non-United States nationals under applicable non-United States laws and regulations for Affiliates organized outside the United States) entitled to vote for the election of directors or similar managing authority of that Affiliate.

2.	Dismissal of Claims and Actions
2.1    Within two (2) business days following the completed execution of this Agreement, the Parties, and any of their Current Affiliates that are parties to the Litigations, shall cause the filings of Stipulations of Dismissal With Prejudice in the forms attached as Exhibits A-D. With respect to the Decision issued on July 28, 2014 in the SJC Proceeding, no Party or any of its Current Affiliates shall file any Petition for Rehearing in the SJC Proceeding, or otherwise seek appellate review of said decision.
2.2    In the event any stipulation or agreement in Section 2.1 above is not entered by one or more of the applicable courts, the Parties, and any of their Current Affiliates that are parties to the Litigations, shall cooperate fully to effect prompt dismissal with prejudice of the Litigations. Pending dismissal by the Court, the Parties, and any of their Current Affiliates that are parties to the Litigations, shall not pursue any discovery nor take any further actions adverse to each other in the Litigations.
2.3    The Parties, and each of their respective Current Affiliates that are parties to the Litigations, shall comply with the terms of the Protective Orders that have been entered in the Litigations regarding the destruction or return of all confidential materials exchanged in connection with the Litigations. Except as permitted by the applicable Protective Orders, all confidential material received by either Party, or any of its Current Affiliates that are parties to the Litigations, from the other Party, or any of its Current Affiliates that are parties to the Litigations, during the Litigations shall be destroyed by the receiving Party or applicable Current Affiliate, or returned to the producing Party or applicable Current Affiliate.
2.4    Each Party, and any of its Current Affiliates that are parties to the Litigations, shall bear its own costs and attorneys’ fees with respect to each of the Litigations and the settlement thereof.
2.5    This Agreement is not and shall not in any way be construed as an admission of liability by any Party, or any of its Current Affiliates that are parties to the Litigations, for any alleged wrongful or unlawful acts. This Agreement does not constitute a finding on the merits of any of the Parties’ allegations, or any of the allegations of their respective Current Affiliates that are parties to the Litigations, in any of the Litigations, and neither Party nor any Affiliate is a prevailing party within the meaning of any law. Neither Party, nor any of its Current Affiliates that are parties to the Litigations, makes any admissions as to the alleged infringement of the Patents-in-Suit, or to the validity or enforceability of the Patents-in-Suit. In this regard, neither Party, nor any of its Current Affiliates that are parties to the Litigations, concedes that the other Party’s patents, or any of the patents of the other Party’s Current Affiliates that are parties to the Litigations, are valid, enforceable and/or infringed. Neither Party, nor any of its Current Affiliates that are parties to the Litigations, concedes that any finding as to the scope of any Patent-in-Suit or construction of any claim limitation is correct. The Parties and each of their respective Current Affiliates that are parties to the Litigations agree that appeals of such findings are being dismissed or not pursued to facilitate this settlement, and for no other reason.
2.6    Neither Party nor its Affiliates shall during the term of this Agreement challenge the validity or enforceability of a Patent-in-Suit unless the Party or any of its Affiliates is accused of infringing the patent.

3.	Releases
3.1    Release from the SJM Releasors to the Volcano Releasees: Upon execution of this Agreement and the filing in court of Exhibits A-D, SJM and its Affiliates (collectively, the “SJM Releasors”) fully, forever, irrevocably, and unconditionally release, remise and discharge Volcano and its Current Affiliates, and all of their officers, directors, shareholders, employees, agents and attorneys (collectively, the “Volcano Releasees”), from any and all claims, obligations, acts, costs, expenses (Including attorneys’ fees and expenses), demands, rights, liabilities, damages, and causes of action of every nature, character and description whatsoever, in law, in equity, or otherwise, that the SJM Releasors or any of them ever had or now have, on or before the Effective Date, against the Volcano Releasees arising out of the conduct, transactions, or occurrences alleged in the Litigations or that could have been alleged under the same facts and circumstances as those which gave rise to the Litigations Including any claims for infringement of any of the Patents-In-Suit or misappropriation of any of the Claimed Trade Secrets, Including the Version 6 Specification (collectively, “SJM Released Claims”).
3.2    Release from the Volcano Releasors to the SJM Releasees: Upon execution of this Agreement and the filing in court of Exhibits A-D, Volcano and its Affiliates (collectively, the “Volcano Releasors”) fully, forever, irrevocably, and unconditionally release, remise and discharge SJM and its Current Affiliates, and all of their officers, directors, shareholders, employees, agents and attorneys (collectively, the “SJM Releasees”), from any and all claims, obligations, acts, costs, expenses (Including attorneys’ fees and expenses), demands, rights, liabilities, damages, and causes of action of every nature, character and description whatsoever, in law, in equity, or otherwise, that the Volcano Releasors or any of them ever had or now have, on or before the Effective Date, against the SJM Releasees arising out of the conduct, transactions, or occurrences alleged in the Litigations or that could have been alleged under the same facts and circumstances as those which gave rise to the Litigations Including any claims for infringement of any of the Patents-In-Suit or misappropriation of any of the Claimed Trade Secrets, Including the Version 6 Specification (collectively, “Volcano Released Claims”).
3.3    Notwithstanding the terms of Section 3.1 and 3.2, nothing in this Agreement shall release any rights or claims of any SJM Releasor or Volcano Releasor (a) to enforce this Agreement, by way of arbitration pursuant to Section 8 of this Agreement; (b) under Purchase Order Nos. 4501053910, 4501050227, 4500951403, 4500885938 and 4500783806; (c) to purchase – or with respect to LightLab’s, SJM’s, or an SJM Affiliate’s purchase of – lasers under the Supply Agreement (or any new supply agreement entered into between SJM or any of its Affiliates and Axsun), under any LightLab purchase order, or under any Axsun order acknowledgement, Including claims or rights under any express or implied warranty (other than claims already asserted or adjudicated in the Litigations), or claims for product liability, indemnity, or contribution.
3.4    The Parties do not believe that the releases set forth in Sections 3.1 and 3.2 constitute a “general release” within the meaning of California Civil Code § 1542. Notwithstanding the foregoing, with respect to the releases set forth in Sections 3.1 and 3.2 and the SJM Released Claims and the Volcano Released Claims, the Parties and their respective Affiliates hereby expressly waive any and all rights that they may have under the laws or statutes of any jurisdiction that limits the extension of releases provided in this Agreement to certain types of claims, such as California Civil Code § 1542, which provides that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
3.5    The releases granted in this Section 3 extend to each of the Parties’ and each of their respective Affiliates’ direct and indirect customers, end-users, suppliers, distributors, resellers, and dealers, for any patent infringement or trade secret misappropriation relating to their Use of any Product of either of the Parties or any of their Affiliates.

4.	Licenses
4.1    As of the Effective Date, SJM, on behalf of itself and its Affiliates, grants Volcano and each of its Wholly-Owned Affiliates (and, with respect to each such Affiliate, only for so long as such Affiliate remains a Wholly-Owned Affiliate of Volcano) a fully paid-up, irrevocable, non-exclusive, worldwide license to practice the SJM Licensed Patents (with no right to sublicense).
4.2    As of the Effective Date, Volcano, on behalf of itself and its Affiliates, grants SJM and each of its Wholly-Owned Affiliates (and, with respect to each such Affiliate, only for so long as such Affiliate remains a Wholly-Owned Affiliate of SJM) a fully paid-up, irrevocable, non-exclusive, worldwide license to practice the Volcano Licensed Patents (with no right to sublicense).
4.3    The licenses granted in Sections 4.1 and 4.2 extend to each of the Parties’ and each of their respective Wholly-Owned Affiliates’ direct and indirect customers, end-users, suppliers, distributors, resellers, and dealers, for their marketing, using, importing, exporting, offering for sale, selling, consigning, leasing or loaning of any Product of either of the Parties or any of their Wholly-Owned Affiliates, but not for making Products or having such Products made.
4.4    The licenses granted in Sections 4.1 and 4.2 shall be effective as of the Effective Date and, unless terminated earlier with respect to any Wholly-Owned Affiliate of either Party that ceases to be a Wholly-Owned Affiliate, shall extend until the expiration of each of the SJM Licensed Patents and Volcano Licensed Patents.

5.	Covenants Not To Sue
5.1    As of the Effective Date, SJM, on behalf of itself and its Affiliates, represents, warrants, covenants, and agrees that neither it nor its Affiliates will, individually or collectively, bring, maintain, or otherwise institute any action in any forum for any claim against Volcano at any time or against any of Volcano’s Wholly-Owned Affiliates at any time while such Affiliate remains a Wholly-Owned Affiliate of Volcano, anywhere in the world, for:

a)	infringement of any Patent-In-Suit;

b)
infringement of any SJM Patent arising out of or related to the Use of any of Volcano’s or any of its Affiliates’ Current Products or Future Products, or for infringement where a Grandfathered Feature is a basis for a claim of infringement. By way of example, if a particular Feature appears in the current Volcano Corporation s5 System, that particular Feature will thus be a Grandfathered

Feature, and will be immune from suit by SJM and its Affiliates if it appears in a future Volcano Product, even if the rest of the future Volcano Product is different from the current Volcano s5 System
The covenants in this Section 5.1(b) are intended to only cover Products for which each limitation of the SJM Patent claim is practiced by a Grandfathered Feature. For example, if a Volcano Corporation Current Product includes Features A and B, then A and B are Grandfathered Features. If Volcano then adds Feature C to the Product more than two years after the Effective Date, wherein Feature C is not a Grandfathered Feature, the covenant will prohibit an allegation of infringement of an SJM Patent claim that recites only A and B as claim elements, but will not prohibit an allegation of infringement of an SJM Patent claim that recites A, B and C as claim elements;

c)	misappropriation of any of the Claimed Trade Secrets, Including the Version 6 Specification; and

d)	claims of any nature that relate to any of the Litigations, Including claims that relate to the Final Judgment entered in the Massachusetts Action.
5.2    As of the Effective Date, Volcano, on behalf of itself and its Affiliates, represents, warrants, covenants, and agrees that neither it nor its Affiliates will, individually or collectively, bring, maintain, or otherwise institute any action in any forum for any claim against SJM at any time or against any of SJM’s Wholly-Owned Affiliates at any time while such Affiliate remains a Wholly-Owned Affiliate of SJM, anywhere in the world, for:

a)	infringement of any Patent-In-Suit;

b)
infringement of any Volcano Patent arising out of or related to the Use of any of SJM’s or any of its Affiliates’ Current Products or Future Products, or for infringement where a Grandfathered Feature is a basis for a claim of infringement. By way of example, if a particular Feature appears in the current PressureWire™ Aeris™ System made by an SJM Affiliate , that particular Feature will thus be a Grandfathered Feature, and will be immune from suit by Volcano and its Affiliates if it appears in a future SJM Product, even if the rest of the future SJM Product is different from the current SJM PressureWire™ Aeris™ System

The covenants in this Section 5.2(b) are intended to only cover Products for which each limitation of the Volcano Patent claim is practiced by a Grandfathered Feature. For example, if a St. Jude Medical, Inc. Current Product includes Features A and B, then A and B are Grandfathered Features. If SJM then adds Feature C to the Product more than two years after the Effective Date, wherein Feature C is not a Grandfathered Feature, the covenant will prohibit an allegation of infringement of a Volcano Patent claim that recites only A and B as claim elements, but will not prohibit an allegation of infringement of a Volcano Patent claim that recites A, B and C as claim elements;

c)	misappropriation of any of the Claimed Trade Secrets, Including the Version 6 Specification; and

d)	claims of any nature that relate to any of the Litigations, Including claims that relate to the Final Judgment entered in the Massachusetts Action.
5.3    For purposes of clarity, the Parties agree, on behalf of themselves and their Affiliates, that no claim can be brought to enforce Paragraph 3 of the Injunctive Relief Provisions contained in the Final Judgment entered in the Massachusetts Action.
5.4    Notwithstanding the terms of Section 5.1 and 5.2, nothing in this Agreement shall limit the right of a Party or its Affiliates to assert (a) claims to enforce this Agreement, by way of arbitration pursuant to Section 8 of this Agreement; (b) claims under LightLab Purchase Order Nos. 4501053910, 4501050227, 4500951403, 4500885938 and 4500783806; or (c) claims for breach of any right to purchase – or claims with respect to LightLab’s, SJM’s, or an SJM Affiliate’s purchase of – lasers under the Supply Agreement (or any new supply agreement entered into between SJM or any of its Affiliates and Axsun), under any LightLab purchase order, or under any Axsun order acknowledgement, Including claims under any express or implied warranties (other than claims already asserted or adjudicated in the Litigations), or claims for product liability, indemnity, or contribution.
5.5    The CNTS granted in Sections 5.1 and 5.2 extend to each of the Parties’ and each of their respective Wholly-Owned Affiliates’ direct and indirect customers, end-users, suppliers, distributors, resellers, and dealers, for their marketing, using, importing, exporting, offering for sale, selling, consigning, leasing or loaning of any Product of either of the Parties or any of their Wholly-Owned Affiliates, but not for making Products or having such Products made.
5.6    The CNTS granted in Sections 5.1 and 5.2 shall apply to any and all claims, counterclaims, demands, liabilities, suits, and causes of action, Including for alleged direct or indirect infringement, and shall be worldwide, shall survive any termination or cancellation of the Agreement (subject, in the case of any Wholly-Owned Affiliate of either Party, to terminating and no longer being for the benefit of any such Affiliate that ceases to be a Wholly-Owned Affiliate), shall be effective as of the Effective Date, and shall continue until termination of this Agreement pursuant to Section 10.1, or as long as necessary to preclude any claim, counterclaim, demand, liability, suit, or cause of action that is contrary to the CNTS granted (subject, in the case of any Wholly-Owned Affiliate of either Party, to terminating and no longer being for the benefit of any such Affiliate that ceases to be a Wholly-Owned Affiliate), whichever is earlier.
5.7    Notwithstanding the CNTS granted in Section 5.1, neither SJM nor its Affiliates grant a CNTS to Volcano or any of its Wholly-Owned Affiliates for patent infringement (whether for direct infringement, contributory infringement, or induced infringement) with respect to: (a) any system, method, sensor (Including a guidewire, catheter, chronically implantable circuit), communication module or software for wireless communication of physiological pressure sensor data between a sensor (Including an attached transmitter) and a monitor or receiver; (b) any OCT Product; (c) any Assignee’s Legacy Product; (d) any Acquirer’s Legacy Product; or (e) any Future Affiliate’s Legacy Product. For clarity, this Section 5.7 trumps the CNTS in Section 5.1.

5.8    Notwithstanding the CNTS granted in Section 5.2, neither Volcano nor its Affiliates grant a CNTS to SJM or any of its Wholly-Owned Affiliates for patent infringement (whether for direct infringement, contributory infringement, or induced infringement) with respect to: (a) any iFR Product; (b) any IVUS Product; (c) any Assignee’s Legacy Product; (d) any Acquirer’s Legacy Product; or (e) any Future Affiliate’s Legacy Product. For clarity, this Section 5.8 trumps the CNTS in Section 5.2.

6.	No Payment To Be Made By Either Party Or Any of Its Affiliates
6.1    Neither Party nor any of its Affiliates will make any payment to the other Party or any of its Affiliates in connection with this Agreement, Including any contingent payments referred to in the Parties’ Stipulated Dismissal Of Volcano’s Damages And Willful Infringement Claims Relating To St. Jude’s PressureWire 4 And 5 Products, filed January 6, 2014, in Case No. 10-631-RGA (D. Del.), under D.I. Nos. 642 and 643.

7.	Assignment
7.1    A Party or its Affiliates may only Assign its rights and obligations under this Agreement (a) with prior written consent of the other Party; or (b) subject to the other terms of this Section 7.1:

a)
Axsun shall Assign the Axsun Rights and Obligations, in whole and not in part, to any Axsun Acquirer in connection with an Axsun Transaction, and shall ensure that such Axsun Acquirer (i) agrees to comply with and be bound by all provisions of the Axsun Rights and Obligations and (ii) sends notice to that effect to SJM as per the instructions for notices in Section 10 at closing (or promptly thereafter) of the applicable Axsun Transaction. Volcano and its Affiliates agree to indemnify and hold harmless SJM and its Affiliates for any failure to so Assign the Axsun Rights and Obligations pursuant to this Section 7.1(a). Volcano shall have no obligation to indemnify or hold harmless SJM and its Affiliates if it Assigns the Axsun Rights and Obligations pursuant to this Section 7.1(a) and such Axsun Acquirer (i) agrees to comply with and be bound by all provisions of the Axsun Rights and Obligations and (ii) sends notice to that effect to SJM as per the instructions for notices in Section 10 at closing (or promptly thereafter) of the applicable Axsun Transaction, even if the Axsun Acquirer fails to perform any obligations in the Axsun Rights and Obligations.

b)
LightLab shall Assign the LightLab Rights and Obligations, in whole and not in part, to any LightLab Acquirer in connection with a LightLab Transaction, and shall ensure that such LightLab Acquirer (i) agrees to comply with and be bound by all provisions of the LightLab Rights and Obligations and (ii) sends notice to that effect to Volcano as per the instructions for notices in Section 10 at closing (or promptly thereafter) of the applicable LightLab Transaction. SJM and its Affiliates agree to indemnify and hold harmless Volcano and its Affiliates for any failure to so Assign the LightLab Rights and Obligations pursuant to this Section 7.1(b). SJM shall have no obligation to indemnify or hold harmless Volcano and its Affiliates if it Assigns the LightLab Rights and Obligations pursuant to this Section 7.1(a) and such LightLab Acquirer (i) agrees to comply with and be bound by all provisions of the LightLab Rights and Obligations and (ii) sends notice to that effect to Volcano as per the instructions for notices in Section 10 at closing (or promptly thereafter) of the applicable LightLab Transaction, even if the LightLab Acquirer fails to perform any obligations in the LightLab Rights and Obligations.

c)
Volcano and SJM may Assign this Agreement and its rights and obligations hereunder, in whole and not in part, to any Acquirer in connection with the transaction whereby such entity becomes an Acquirer, provided that such Acquirer agrees to comply with and be bound by all provisions of this Agreement and sends notice to that effect to the other Party as per the instruction for notices in Section 10 at closing of the transaction (or promptly thereafter) pursuant to which such entity became an Acquirer.

Any Assignment or attempted Assignment not in accordance with this Section 7.1 shall be null and void. For purposes of clarity (y) any Axsun Acquirer or LightLab Acquirer that receives an Assignment of the Axsun Rights and Obligations or the LightLab Rights and Obligations under Section 7.1(a) or Section 7.1(b), as applicable, may, without the prior written consent of SJM or Volcano, as applicable, Assign the Axsun Rights and Obligations or LightLab Rights and Obligations, as applicable, to a subsequent Assignee so long as such Assignment is made in accordance with Section 7.1(a) or Section 7.1(b), as applicable, and (z) any Acquirer of Volcano or SJM that receives an Assignment of this Agreement and such Party’s rights and obligations hereunder under Section 7.1(c) may, without the prior written consent of the other Party, Assign this Agreement and such Acquirer’s rights and obligations hereunder to a subsequent Acquirer so long as such Assignment is made in accordance with Section 7.1(c).
7.2    In the event that SJM or any of its Affiliates transfer the right to enforce, or transfer ownership of, any SJM Licensed Patent or SJM Patent to any person or entity other than an Affiliate of SJM, SJM shall send notice of the transfer to Volcano, and the transfer shall not be effective until the transferee agrees to be bound by all obligations under this Agreement with respect to the transferred patent (Including, for example, any rights relating to the Licenses and CNTS in Sections 4 and 5), in addition to all of the obligations in Sections 7, 8, 9 and 10 of this Agreement. This Section 7.2 does not apply in connection with any Assignment made pursuant to Section 7.1.
7.3    In the event that Volcano or any of its Affiliates transfer the right to enforce, or transfer ownership of, any Volcano Licensed Patent or Volcano Patent to any person or entity other than an Affiliate of Volcano, Volcano shall send notice of the transfer to SJM, and the transfer shall not be effective until the transferee agrees to be bound by all obligations under this Agreement with respect to the transferred patent (Including, for example, any rights relating to the Licenses and CNTS in Sections 4 and 5), in addition to all of the obligations in Sections 7, 8, 9 and 10 of this Agreement. This Section 7.3 does not apply in connection with any Assignment made pursuant to Section 7.1 in which the Assignee agrees to comply with and be bound by all provisions of the Axsun Rights and Obligations and Sections 7, 8, 9 and 10, but does apply in the event that an Assignment under Section 7.1 is attempted but the Assignee does not agree to comply with and be bound by all provisions of the Axsun Rights and Obligations and Sections 7, 8, 9 and 10.

7.4    Except as expressly set forth in this Agreement, this Agreement is being entered into exclusively for the benefit of, and shall be binding on, the Parties and their Affiliates and, subject to the terms of Section 7.1, their permitted Assignees under Section 7.1, and, except as expressly set forth in this Agreement, no provision of this Agreement is intended to benefit any third party.

8.	Dispute Resolution
8.1    In this Section 8 (and only in this Section 8), reference to a “Party” Includes the Party and its Affiliates.
8.2    All disputes arising out of this Agreement shall be governed by the arbitration provisions set forth in this Section 8. However, the Parties may not commence any arbitration proceedings regarding this Agreement until they first exhaust the dispute resolution process described in Section 8.3 and 8.4. For purposes of clarity, a dispute arises out of this Agreement, for example, if it relates to the scope or construction of its terms, Including whether or not this Section 8 applies to the dispute. A dispute also arises out of this Agreement, for example, if it relates to an assertion of infringement, invalidity or unenforceability of an SJM Licensed Patent, a Volcano Licensed Patent, an SJM Patent, or a Volcano Patent, except, however, a dispute does not arise out of this Agreement if it relates to an assertion of infringement, invalidity or unenforceability of a patent to which a CNTS does not apply. If a dispute is asserted in any forum other than arbitration, and one of the Parties asserts that this Section 8 applies, the Parties agree to seek a stay of the litigation to allow an arbitrator to decide whether this Section 8 applies.
8.3    If any dispute arises between the Parties arising out of this Agreement, the aggrieved Party shall provide written notice of its claim to the other Party (“Claim Notice”). If the dispute involves a claim for patent infringement relating to an SJM Licensed Patent or a Volcano Licensed Patent (“Patent Dispute”), the Claim Notice shall (a) identify the individual patent claims alleged to be infringed; (b) describe the accused system or Product; (c) specifically identify the basis for the claim for infringement; and (d) state the Party’s position as to why the claim is not barred by the Release, License or CNTS provisions in the Agreement. Within thirty (30) days after receipt of a Claim Notice (“Response Period”), the Party receiving the Claim Notice shall send its written response to the Party asserting the claim and said response shall (a) specifically respond to the claim of infringement; and (b) state the Party’s position as to whether and why the claim being asserted is barred by the Release, License or CNTS provisions in the Agreement (“Claim Response”).
8.4    Following the sending of the Claim Response, the Parties shall attempt in good faith to negotiate a resolution of the dispute. As part of such negotiations, representatives of the respective business units involved for the Parties shall be required to meet in person at a mutually agreeable location. The representatives at the meeting shall have full authority to resolve the dispute, and such a meeting shall occur no later than thirty (30) days after the close of the Response Period.
8.5    If the Parties are unable to resolve the dispute identified in the Claim Notice, then either Party may commence arbitration regarding said claim on or after sixty (60) days after the close of the Response Period, pursuant to the CPR Institute for Dispute Resolution (CPR) Rules for Non-Administered Arbitrations then in effect at the time of the dispute, or its successor, except where those rules conflict with the procedures set forth in Sections 8.6 through 8.12, in which case the procedures set forth in Sections 8.6 through 8.12 shall control.
8.6    Once the arbitration is initiated, the Tribunal which shall preside over the arbitration shall consist of two Party-appointed arbitrators, one appointed by each of the Parties as provided in Rules 3.3. and 3.5 of the CPR Rules for Non-Administered Arbitrations (or the analogous rules then in effect), and a third arbitrator who shall chair the Tribunal, selected as provided in Rule 5.2 of the CPR Rules for Non-Administered Arbitrations (or the analogous rule then in effect). Notwithstanding anything in this Section 8 or in the CPR Rules for Non-Administered Arbitrations in effect at the time:

a)
Each of three arbitrators comprising the Tribunal shall be (a) a former U.S. District Court Judge or U.S. District Court Magistrate Judge who has presided over at least three patent infringement trials, and who is currently serving as a private arbitrator, or (b) an attorney who has served as first chair in at least 3 patent infringement trials; and

b)	Each arbitrator shall be neutral, independent, disinterested, impartial, and shall abide by the CPR guidelines for arbitrators then in effect.
8.8    The Parties agree to cooperate to meet with the arbitrators within thirty (30) days of selection to agree upon procedures for discovery and the conduct of the hearing, which will result in the hearing being concluded within no more than four (4) months after selection of the arbitrators and the arbitration decision being rendered within thirty (30) days of the conclusion of the hearings, or of any post hearing briefing, which briefing will be completed by both sides within thirty (30) days after the conclusion of the hearings. The hearing shall take place in Denver, Colorado and shall be no longer than four (4) trial days. The Parties shall make every effort to schedule the hearing on consecutive days.
8.9    In the event the Parties cannot agree upon procedures for discovery and conduct of the hearing then the arbitrators shall set dates for the hearing and the issuance of the decision in accord with the schedule set forth in Section 8.8. The arbitrators shall provide for discovery according to those time limits, giving recognition to the understanding of the Parties, that they contemplate limited discovery, Including document demands and depositions, such that the schedule set forth in Section 8.8 may be met without difficulty. In no event will the arbitrators, absent agreement of the Parties, permit either side to obtain more than a total of 20 hours of deposition testimony from all witnesses, Including both fact and expert witnesses, 20 individual requests for admission, and 5 interrogatories, including no more than 5 related subparts.
8.10    The arbitrators must render his or her decision by application of the substantive law of the United States and of Delaware. The arbitrators shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefore stated.
8.11    Each Party agrees that the costs and fees of the arbitrators shall be split evenly between the Parties. Each Party also agrees to bear its own costs and fees with respect to the arbitration.

8.12    If the arbitration involves information and documents that any Party believes to be confidential, the Party may request Confidentiality Orders from the Tribunal pursuant to the CPR Rules for Non-Administered Arbitrations in effect at the time.

9.	Public Announcements/Confidentiality.
9.1    All communications and negotiations conducted regarding this settlement and the existence and terms of this Agreement are subject to the June 20, 2014 Confidential and Protected Communications Agreement (“CAPCA”) entered into by “the St. Jude Parties” and “the Volcano Parties” (as those parties are defined in the CAPCA), and the Parties and their Affiliates shall only disclose to third parties the information exchanged during those communications and negotiations or the existence and terms of this Agreement in accordance with the terms and conditions of the CAPCA or in accordance with Section 9.2.
9.2    The Parties acknowledge and agree that, notwithstanding the CAPCA: (a) either Party or any of its Affiliates may make public disclosure or announcement of this Agreement or its terms if such disclosure (i) has been agreed to between the Parties, provided that any such agreement by a Party shall not be unreasonably withheld, conditioned or delayed, (ii) has been ordered by a court of law, (iii) is directed by any type of governmental or regulatory authority, (iv) is required by regulation, Including as is considered necessary to fulfill an obligation under the Securities and Exchange Commission laws and regulations, the rules of the New York Stock Exchange or the NASDAQ Stock Market or to protect any intellectual property right in any territory, (v) is to any arbitrators referred to in Section 8 in connection with any arbitration proceeding under Section 8 or (vi) is in connection with any Assignment or attempted Assignment permitted under Section 7.1; provided that any such disclosure under clauses (a)(ii), (iii) or (iv) of this Section 9.2 is limited to the extent ordered, directed, or necessary (any such disclosure under this Section 9.2 shall be referred to herein as “Public Disclosures”); and (b) there are no restrictions on the Parties’ and their Affiliates’ right to communicate further with third parties (Including communications made in response to questions from the press, analysts, investors or those attending industry conferences or financial analyst conference calls) regarding any Public Disclosures that have been made in accordance with the terms of this Agreement, so long as such communications are substantially similar to and consistent with the Public Disclosures made in accordance with this Agreement.
9.3    In furtherance of Section 9.2 above, SJM, on the one hand, and Volcano, on the other hand, shall consult with each other before making any Public Disclosure (other than any Public Disclosure described in Section 9.2(b)), and shall give each other a reasonable opportunity to review and comment upon any such Public Disclosure before it is made to the extent that any delay needed for such comment period does not unreasonably prejudice the Party seeking to make the public disclosure.
9.4    The confidentiality obligations contained in this Section 9 shall survive the termination or expiry of this Agreement.

10.	Miscellaneous
10.1    This Agreement shall terminate twenty-two (22) years after the Effective Date (other than those provisions that expressly by their terms survive termination of this Agreement).

10.2    The loss of any patent(s) or patent application(s) embraced by the terms “SJM Licensed Patents” or “Volcano Licensed Patents” or “SJM Patents” or “Volcano Patents” by any Party or any of its Affiliates, through abandonment, failure to renew, declaration of invalidity, or otherwise, shall not be cause to terminate this Agreement or the licenses or covenants granted hereunder with respect to all other SJM Licensed Patents, SJM Patents, Volcano Licensed Patents, or Volcano Patents, and such loss, or any declaration of noninfringement, invalidity, or unenforceability, shall not be deemed a failure of consideration.
10.3    No license, cross-license, covenant-not-to-sue, or any other rights in either Party’s or any of its Affiliates’ trademarks is granted to the other Party or any of its Affiliates in connection with this Agreement.
10.4    Nothing in this Agreement shall be construed as granting by implication, estoppel, or otherwise, any license, right, or interest other than as expressly set forth herein.
10.5    SJM represents that it or its Affiliates are the sole owner of, and have complete title, free and clear, to the SJM Licensed Patents. SJM also represents that it or its Affiliates have the right to grant the releases, licenses, and CNTS contained in this Agreement.
10.6    Volcano represents that it or its Affiliates are the sole owner of, and have complete title, free and clear, to the Volcano Licensed Patents. Volcano also represents that it or its Affiliates have the right to grant the releases, licenses, and CNTS contained in this Agreement.
10.7    SJM represents and warrants that, to its actual knowledge, based on a review of the claims in the [***] Patents and information about the Volcano Effective Date Products on Volcano’s website, and not based on any information designated under the Protective Orders in the Litigations as “Attorneys’ Eyes Only,” “Confidential,” “Highly Confidential,” “Outside Counsel Only,” or “Outside Counsel Only-Special Document,” no claims of any [***] Patents are infringed, either directly or indirectly, literally or under the doctrine of equivalents, by any of the Volcano Effective Date Products, or any Use thereof. SJM and its Affiliates represent and warrant and agree that they shall not [***].
10.8    [***].

***Confidential Treatment Requested

10.9    [***]
10.10    Volcano and its Affiliates represent and warrant that, under this Agreement, Volcano and its Affiliates are not receiving a license to the [***] Patents.
10.11    SJM shall in all events remain fully responsible for, and shall ensure its own and its Affiliates’ performance of, all of their respective obligations under this Agreement, and Volcano shall in all events remain fully responsible for, and shall ensure its own and its Affiliates’ performance of, all of their respective obligations under this Agreement.
10.12    The licenses and CNTS granted under this Agreement shall not be used in such a way as to manufacture products on an original equipment manufacturer (“OEM”) basis for any person or entity other than SJM and its Wholly-Owned Affiliates or Volcano and its Wholly-Owned Affiliates. The licenses and CNTS granted or to be granted under this Agreement shall only apply to and for the benefit of Products manufactured by a Party and its Wholly-Owned Affiliates or Products manufactured by a third party on an OEM basis for such Party or its Wholly-Owned Affiliate; provided, however, that such Products must bear only the trademark or trade name of such Party or its Wholly-Owned Affiliate. Notwithstanding the foregoing, such products may bear third-party trade names or trademarks for materials or components used in such products.
10.13    At such time and from time to time on and after the Effective Date upon request by a Party, the other Party or any of its Affiliates will execute and deliver or will cause to be executed and delivered, all such further acts, acknowledgments, and assurances that may be reasonably required for carrying out the purposes of this Agreement. Such further assurances may Include an acknowledgment by Affiliates of a Party that such Affiliates are bound by the terms and provisions of this Agreement, or an acknowledgment that a particular patent is an SJM Licensed Patent or a Volcano Licensed Patent.
10.14    A Party and its Affiliates shall not be liable to the other Party or any of its Affiliates for any loss, injury, delay, damages or other casualty suffered or incurred by any of the latter as a result of any of the former’s failure to perform its obligations hereunder if such failure is due to strikes, riots, storms, fires, explosions, acts of God, war, action of any government, or any other cause similar thereto, that is beyond the reasonable control of the Party or such of its Affiliates that are failing to perform their obligations hereunder, and any failure or delay by either Party or any of its Affiliates in the performance of any of its obligations under this Agreement due to one or more of the foregoing causes shall not be deemed a breach of this Agreement.

***Confidential Treatment Requested

10.15    Recognizing that the laws within the United States and international jurisdictions vary in their content and effect with respect to similar subject matter, and that the Parties and their Affiliates desire uniformity and predictability in interpretation and enforcement of this Agreement, except as provided in in this Agreement, the Parties and their Affiliates have agreed to the following provisions regarding applicable law to govern this Agreement: All matters affecting the interpretation, form, validity, and performance of this Agreement shall be decided under the laws of the state of Delaware (without regard to principles of conflicts of laws), Including its procedural laws; provided, however, that (a) nothing in Delaware state procedural law shall be deemed to alter or affect the applicability of the Federal Arbitration Act as governing arbitration of disputes as provided in this Agreement; and (b) no Delaware state arbitration laws or arbitration rules shall be applicable.
10.16    Capitalized terms used herein shall have the meanings ascribed to them in the Definitions section. The headings and captions used in this Agreement are solely for the convenience of reference and shall not affect its interpretation. The terms “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.
10.17    In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.
10.18    With regard to any arbitrations regarding the Litigations identified in Sections 1.33(a), 1.33(b), 1.33(c) and 1.33(g), the Parties and their Affiliates consent to the jurisdiction of the United States District Court of Delaware, Including for the enforcement of the arbitration provisions (including a motion to compel arbitration) set forth in Section 8 and the entry of judgment on any decision rendered under Section 8, and agree that said Court shall have exclusive jurisdiction for said disputes. With respect to any arbitrations regarding the Litigations identified in Sections 1.33(d), 1.33(e), and 1.33(f), the Parties and their Affiliates consent to the jurisdiction of the Delaware Chancery Court, Including for the enforcement of the arbitration provisions (including a motion to compel arbitration) set forth in Section 8 and the entry of judgment on any decision rendered under Section 8, and agree that said Court shall have exclusive jurisdiction for said disputes.
10.19    Except as to disputes subject to arbitration as described in Section 8, if an action is necessary to enforce this Agreement, the prevailing Party and their Affiliates shall be entitled to receive the reasonable attorneys’ fees and costs they incur in seeking and obtaining such enforcement.
10.20    Any term or condition of this Agreement may be waived at any time by the Party or its Affiliate that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or the Affiliate waiving such term or condition. No waiver by any Party or its Affiliate of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

10.21    Notices and other communications shall be sent via Federal Express or some other means of overnight delivery service. Notice shall be deemed effective on date of receipt. Notice shall be addressed as follows:
Notices to SJM (or any of its Affiliates):
St. Jude Medical, Inc.
Attention: President and CEO
One St. Jude Medical Drive
St. Paul, MN 55117
With a copy to
St. Jude Medical, Inc.
Attention: General Counsel
One St. Jude Medical Drive
St. Paul, MN 55117
Notices to Volcano (or any of its Affiliates):
Volcano Corporation.
Attention: President & CEO
3721 Valley Centre Dr. # 500
San Diego, CA 92130
With a copy to
Volcano Corporation
Attention: General Counsel
3721 Valley Centre Dr. # 500
San Diego, CA 92130
Either Party or its Affiliates may change its address information by written notice given in accordance with the provisions of this Section.
10.22    This Agreement may not be amended or otherwise modified except in writing signed by both Parties and the other signatories hereto. To be effective, any such amendment must be signed by an authorized representative of both Parties and the other signatories hereto.
10.23    Subject to Sections 2.3, 3.3, 5.4 and 9.1, and the rights and obligations of the Parties and their Affiliates under the NDA and CAPCA, this Agreement constitutes a single integrated contract expressing the entire agreement of the Parties and their Affiliates with respect to the subject matters hereof, Including the subject matters of any of the Litigations, and supersedes all prior or contemporaneous oral and written agreements and discussions with respect to the subject matter hereof and there are no other agreements, written or oral, express or implied, between the Parties or their Affiliates with respect to the subject matter of this Agreement or the subject matters of the Litigations.

10.24    This Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed an original. This Agreement may also be executed separately by all or any of the Parties or other signatories and all of such Agreements shall collectively be deemed as an original executed Agreement by all of the Parties and signatories. This Agreement shall not be binding on the Parties and their Affiliates until St. Jude Medical, Inc., St. Jude Medical, Cardiology Division, Inc., St. Jude Medical Systems AB, St. Jude Medical S.C., Inc., LightLab Imaging, Inc., Axsun Technologies, Inc., and Volcano Corporation have signed the same Agreement or identical counterparts thereof and each Party has received the signature page signed by the other signatories, whether that signature page be an original, a facsimile or an electronic (pdf) version. If the Agreement becomes binding based on an exchange of faxed or pdf electronic copies of signature pages, the Parties will thereafter exchange formal signed originals of this Agreement for their permanent records.
10.25    At no time shall any Party or any of its Affiliates hold itself out to be the agent, employee, lessee, sublessee, partner, or joint venture partner of the other Party or any of its Affiliates. Nothing herein contained shall be construed or deemed hereby to create a principal/agent relationship between or among the Parties and/or any of their Affiliates, nor any form of partnership or joint venture. No Party or any of its Affiliates shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party or any of its Affiliates, or to bind the other Party or any of its Affiliates with regard to any other contract, agreement, or undertaking with a third party.
10.26    Each Party hereby represents and warrants that it and each of its Affiliates has the full right and power to enter into this Agreement, Including if necessary approval from its or their Board of Directors. Each Party also hereby represents and warrants that there are no other persons or entities whose consent to this Agreement or whose joinder herein is necessary to make fully effective the provisions of this Agreement or for such Party and each of its Affiliates to be able to perform its obligations under this Agreement, and that this Agreement, when the conditions set forth in Section 10.23 are satisfied, shall constitute such Party’s and each of its Affiliates’ valid and binding obligation, enforceable against each of them in accordance with its terms.
10.27    St. Jude Medical, Inc. hereby represents and warrants that it has the authority to execute this Agreement on behalf of and bind its Current Affiliates, and that St. Jude Medical, Cardiology Division, Inc., St. Jude Medical Systems AB, St. Jude Medical S.C., Inc., and LightLab Imaging, Inc. are Affiliates of SJM as of the Effective Date.
10.28    The negotiations of this Agreement (Including the term sheet relating to this Agreement (the “Term Sheet”)) shall not constitute or be submitted as evidence of the meaning of terms in this Agreement. The Parties negotiated after executing the Term Sheet, and terms in this Agreement may differ from the Term Sheet.
10.29    Volcano Corporation hereby represents and warrants that it has the authority to execute this Agreement on behalf of and bind its Current Affiliates, and that Axsun Technologies, Inc. is an Affiliate of Volcano as of the Effective Date.
10.30    Each Party, on behalf of itself and its Affiliates, acknowledges that it has had the benefit of counsel. Each Party, on behalf of itself and its Affiliates, agrees that this Agreement has been jointly negotiated and drafted, and that neither Party nor any Affiliate of a Party shall be construed as the sole draftsman of this Agreement, and that no provision shall be construed or interpreted for or against any of the Parties or their Affiliates because such provision, or any other provision, or the Agreement as a whole, was purportedly drafted by a particular Party or its Affiliate.
10.31    Each of the Parties and other signatories acknowledges that it has read all of the terms of this Agreement, and enters into those terms voluntarily and without duress.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties and the other signatories hereto have caused this Agreement to be signed on their behalf on the date indicated above.

ST. JUDE MEDICAL, INC. By:/s/ John C. Heinmiller John C. Heinmiller_______________ (Print Name) Its: Executive Vice President (Title) Dated:August 6, 2014	VOLCANO CORPORATION By:/s/ Darin Lippoldt Darin Lippoldt__________________ (Print Name) Its: E.V.P. & General Counsel (Title) Dated: 8/7/14
ST. JUDE MEDICAL, CARDIOLOGY DIVISION, INC. By:/s/ John C. Heinmiller John C. Heinmiller_______________ (Print Name) Its: President (Title) Dated:August 6, 2014	AXSUN TECHNOLOGIES, INC. By:/s/ Darin Lippoldt Darin Lippoldt__________________ (Print Name) Its: Vice President (Title) Dated: 8/7/14
ST. JUDE MEDICAL SYSTEMS AB By:/s/ John C. Heinmiller John C. Heinmiller_______________ (Print Name) Its: Director (Title) Dated:August 6, 2014	LIGHTLAB IMAGING, INC. By:/s/ John C. Heinmiller John C. Heinmiller_______________ (Print Name) Its: President (Title) Dated:August 6, 2014
ST. JUDE MEDICAL S.C., INC. By:/s/ John C. Heinmiller John C. Heinmiller_______________ (Print Name) Its: President (Title) Dated:August 6, 2014

Exhibit A

Stipulation of Dismissal For
St. Jude Medical, Cardiology Division, Inc., St. Jude Medical Systems AB, and St. Jude Medical S.C., Inc. v. Volcano Corporation, United States District Court for the District of Delaware, C.A. No. 10-631-RGA

Exhibit B

Stipulation of Dismissal For
St. Jude Medical, Cardiology Division, Inc., St. Jude Medical Systems AB, and St. Jude Medical S.C., Inc. v. Volcano Corporation, United States District Court for the District of Delaware, C.A. No. 12-441-RGA

Exhibit C

Stipulation of Dismissal/Termination Documents For
Volcano Corporation v. St. Jude Medical, Cardiovascular And Ablation Technologies Division, Inc.; St. Jude Medical, Cardiology Division, Inc.; St. Jude Medical, U.S. Division; St. Jude Medical S.C., Inc.; and St. Jude Medical Systems AB, United States District Court for the District of Delaware, C.A. No. 13-687-RGA and United States Court of Appeals for the Federal Circuit, Appeal No. 2014-1376

Exhibit D

Stipulation of Dismissal And [Proposed] Order of Dismissal with Prejudice For

Axsun Technologies, Inc. and Volcano Corporation v. LightLab Imaging, Inc., Delaware Chancery Court, C.A. No. 5250-CB
LightLab Imaging, Inc. v. Axsun Technologies, Inc. and Volcano Corporation, Delaware Chancery Court, C.A. No. 6517-CB

Exhibit E

[***] Patents
[***]

***Confidential Treatment Requested

Exhibit F

List of Volcano Effective Date Products

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